PURCHASE AND SALE AGREEMENT
           REAL PROPERTY PURCHASE AND SALE AGREEMENT
                    AND ESCROW INSTRUCTIONS


                         by and between


          FRONTIER II PROPERTIES LIMITED PARTNERSHIP, a Texas limited partnership as Seller


                              and


               ARDEN REALTY LIMITED PARTNERSHIP,
                 a Maryland limited partnership

                            as Buyer



                        August 15, 1997



             Relating to Real Property Located At:

                    1370 South Valley Vista
                    Diamond Bar, California






                       TABLE OF CONTENTS


Section                                                      Page


RECITALS                                                        1

 1.  PURCHASE AND SALE                                          1

     1.1  Agreement to Buy and Sell                             1
     1.2  Purchase Price                                        2
     1.3  Payment of Purchase Price                             2

2.   OPENING OF ESCROW                                          2

     2.1  Escrow; Escrow Holder                                 2
     2.2  Closing Date                                          3

3.   ACTIONS PENDING CLOSING                                    3

     3.1  Deliveries by Seller                                  3
     3.2  Buyer's Review of Title                               4
     3.3  Buyer's Review of the Property and Agreements         5
     3.4  No Processing                                         7
     3.5  Buyer's Termination                                   7
     3.6  Seller's Termination                                  8

4.   ADDITIONAL AGREEMENTS OF THE PARTIES                       8

     4.1  Representations and Warranties                        8

          4.1.1    Buyer's Representations and Warranties       8
          4.1.2    Sellers Covenants, Representations and
Warranties                                                     10

     4.2  Reaffirmation                                        13
     4.3  Hazardous Material Indemnification                   14
     4.4  Condemnation                                         14
     4.5  Damage or Destruction                                15
     4.6  Indemnity                                            15

5.   CLOSING                                                   16

     5.1  Deposits Into Escrow                                 16
     5.2  Prorations                                           17
     5.3  Payment of Closing Costs                             18
     5.4  Closing of Escrow                                    18
     5.5  Failure to Close; Cancellation                       19
     5.6  LIQUIDATED DAMAGES                                   19
     5.7  BUYER'S REMEDIES                                     19
     5.8  Possession                                           21
     5.9  Conditions Precedent/Consurrent to Closing           21

6.   GENERAL PROVISIONS                                        21

     6.1  Counterparts                                         21
     6.2  Entire Agreement                                     21
     6.3  Legal Advice; Neutral Interpretation; Headings       22
     6.4  Choice of Law                                        22
     6.5  Severability                                         22
     6.6  Waiver of Covenants, Conditions or Remedies          22
     6.7  Exhibits                                             22
     6.8  Amendment                                            22
     6.9  Relationship of Parties                              22
     6.10 No Third Party Benefit                               22
     6.11 Time of the Essence                                  23
     6.12 Further Acts                                         23
     6.13 Recordation; Actions to Clear Title                  23
     6.14 Assignment                                           23
     6.15 Attorneys' Fees                                      23
     6.16 Brokers                                              23
     6.17 Confidentiality                                      23
     6.18 Manner of Giving Notice                              24
     6.19 Survival                                             25
     6.20 Acceptance of Offer                                  25



            REAL PROPERTY PURCHASE AND SALE AGREEMENT
                    AND ESCROW INSTRUCTIONS


     THIS REAL PROPERTY PURCHASE AND SALE AGREEMENT (this "Agreement") is entered into as of August 15, 1997, by and between FRONTIER II PROPERTIES LIMITED PARTNERSHIP, a Texas limited partnership (the "Seller"), and ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership (the "Buyer").


                           RECITALS:

     A. Seller is the owner of approximately 4.37 acres of real property improved with an approximately 84,081 square foot suburban office building located at 1370 South Valley Vista, in the City of Diamond Bar, County of Los Angeles, State of
California.

     B. Buyer desires to purchase that property, and Seller desires to sell that property on the terms and conditions contained in this Agreement.


     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, Buyer and Seller agree as follows:


1.   PURCHASE AND SALE

     1.1 Agreement to Buy and Sell. Subject to all of the terms and conditions of this Agreement, Seller hereby agrees to sell and convey to Buyer and Buyer hereby agrees to acquire and purchase from Seller the following (all of which are collectively called the "Property" in this Agreement):

          1.1.1 That certain real property described on Exhibit "A", and all of Seller's right, title and interest in and to all easements, rights and privileges appurtenant thereto, including any right, title and interest of Seller in and to adjacent streets, alleys or rights of way (collectively, the "Land"), together with all of Seller's right, title and interest in and to all improvements, structures, equipment and fixtures currently located on or under the Land (the "Improvements");

          1.1.2 All of Seller's right, title and interest in and to all tangible personal property, if any, located on, affixed to, or pertaining to the Property and used in connection with the ownership, operation or maintenance of the Property, and all intangible property, if any (including, without limitation, plans and specifications, surveys, permits, licenses and approvals) owned or held by Seller that pertains to the ownership, maintenance, use or operation of the Property (collectively, the "Personal Property"), all as listed on Exhibit "B" attached hereto;

          1.1.3 All of Seller's right, title and interest in any leases, licenses, security deposits, letters of credit, guarantees, occupancy agreement or other agreements demising space in, providing for the use of and/or occupancy of the Land or the Improvements (collectively, the "Leases");

          1.1.4 All of Seller's right, title and interest, if any, in and to any and all Leases, service contracts, maintenance agreements, construction contracts, architect's agreements, parking agreements, consultant agreements, warranties, guaranties, bonds and all other contracts and agreement relating to the Property which continue in full force and effect beyond the Closing, together with all supplements, amendment and modifications thereto (collectively, the "Surviving Contracts").

     1.2 Purchase Price. The purchase price of the Property shall be the sum of Ten Million Eight Hundred Thousand Dollars
($10,800,000.00) (the "Purchase Price").

     1.3 Payment of Purchase Price. The Purchase Price shall be payable as follows:

          1.3.1 "Effective Date" means the date a fully executed original of this Agreement is delivered to Fidelity National Title Insurance Company, at 2510 North Red Hill Avenue, Suite 100, Santa Ana, California 92705-5542, Attention: Dennis Chaplin ("Escrow Holder"). Within three business days after the Effective Date hereof, Buyer shall deposit into "Escrow" (as defined below), into an interest bearing account, the sum of Three Hundred Thousand Dollars ($300,000.00) (the "Deposit") by certified check or wire transfer of federal funds, or in other
immediately available funds.    Except as otherwise set forth in
this Agreement, the Deposit shall be non-refundable to Buyer after the Decision Date. Any income or interest earned on the Deposit while in Escrow prior to "Closing" (as defined below) shall be held in Escrow and shall be deemed a part of the Deposit for all purposes of this Agreement. The Deposit and all interest accrued thereon while in Escrow shall be applied to the Purchase Price upon Closing.

          1.3.2 At least one (1) business day prior to the "Closing Date" (as defined below), Buyer shall deposit into Escrow the balance of the Purchase Price (i.e., $10,500,000.00), subject to adjustment by reason of any applicable prorations and the allocation of closing costs described below. The deposit required by this paragraph shall be made by wire transfer of federal funds or in another immediately available form.


2.   OPENING OF ESCROW

     2.1 Escrow; Escrow Holder. On the Effective Date, an escrow (the "Escrow") shall be opened with the Escrow Holder. The terms and conditions set forth in this Agreement shall constitute both an agreement between Seller and Buyer and escrow instructions for Escrow Holder. Seller and Buyer shall promptly execute and deliver to Escrow Holder any separate or additional escrow instructions requested by Escrow Holder which are consistent with the terms of this Agreement. Any separate or additional instructions shall not modify or amend the provisions of this Agreement unless otherwise expressly set forth by mutual consent of Buyer and Seller. As used in this Agreement, "Closing" means the recordation of the "Deed" (as defined below) in the Official Records of Los Angeles County, California.

     2.2 Closing Date. Escrow shall close on or before September 4, 1997 (the "Closing Date").


3.   ACTIONS PENDING CLOSING

     3.1  Deliveries by Seller.

          3.1.1 On or prior to the execution of this Agreement, Seller shall deliver to Buyer a copy of a current standard coverage preliminary title report issued by Fidelity National Title Insurance Company (the "Title Company") showing the condition of title to the Property, accompanied by copies of all documents referred to therein (collectively, the "PTR").

          3.1.2 Prior to the date hereof, Seller has delivered or made available to Buyer the following items and documents (the "Delivered Documents") pertaining to the Property (but only to the extent the same are in Seller's or Seller's management company's possession). By signing this Agreement Buyer acknowledges receipt of a package containing all of the following documents except the documents that Seller has agreed to make available to Buyer. Where Seller has agreed to make documents available to Buyer, such documents shall be assembled by Seller within twenty-four (24) hours after a request by Buyer, either at the property manager's office at the Property or at Seller's Los Angeles office, and shall be available for Buyer's review and/or duplication during regular business hours.

               (a) copies of all leases, modifications, riders, amendments, lease guarantees and a copy of the standard form lease (including all standard addenda and exhibits thereto);

               (b)  a current rent roll (the "Rent Roll"),
reflecting, as of the date hereof, with respect to each tenant of the Property: (1) suite/unit number; (2) name of tenant; (3) annual rental; (4) the amount of such tenant's security deposit (and any other deposits), if any; (5) the expiration date of such tenant's lease; (6) any future free rent or other rental concessions thereunder and the period to which the same apply;
(7) any renewal, purchase, and expansion options; and (8) any cancellation or termination rights;

               (c) a list and copies of all maintenance and repair contracts, all service or supply contracts, any other contracts or agreements relating to the Property ("Service
Contracts"), together with copies of all other contracts (if any) that shall survive Closing;

               (d)  a list and complete copies of licenses,
permits, certificates of occupancy, building inspection reports and approvals, and other governmental approvals (if any), and a list of all building, health and safety violations within the last three (3) years;

               (e)  copies of any warranties or guarantees
currently in effect;

               (f) the Property's operating expense statements (the "Operating Statements") for the past two (2) years and year to date as of June 30, 1997, and Seller shall make available to Buyer the Property's other books and records for such periods;

               (g)  certificate of insurance;

               (h) any topographical information and a complete set of plans and specifications for the Property, and Seller shall make available to Buyer tenant improvement plans and specifications for premises in the Property;

               (i) copies of tax bills for the past three (3) years, and Seller shall make available to Buyer utility bills for the Property for the past three (3) years;

               (j)  any soils reports, termite inspection
reports, earthquake, environmental, engineering, ADA, architectural or other structural reports or studies relating to the Property, and copies of correspondence with or notices from any governmental agency relating to Hazardous Materials on the Property;

               (k) a schedule of all personal property owned or leased by Seller and used in connection with the operation of the Property;

               (l) copies of Seller's most current title policy and surveys;

               (m) Seller shall make available to Buyer copies of tenant correspondence and financial statements of tenants of the Property;

               (n) Seller shall make available to Buyer all "base year" information applicable to Leases; and

               (o)  all brokerage commission agreements.

          3.1.3 Upon receipt of Buyer's reasonable written request, Seller shall promptly provide or make available to Buyer copies of such other non-privileged documents and materials that materially relate to the Property that are in Seller's possession.

     3.2  Buyer's Review of Title.

          3.2.1 Buyer shall have until August 20, 1997, within which to deliver to Seller written notice of Buyer's disapproval or conditional approval of title as shown on the PTR ("Disapproved Exceptions"). Buyer's failure to provide such notice on or before such date shall constitute Buyer's approval of the condition of title as shown on the PTR.

          3.2.2 If Buyer timely notifies Seller of its Disapproved Exceptions, Seller shall notify Buyer in writing on or before August 25, 1997, that: (a) Seller has removed such Disapproved Exceptions from title (or met Buyer's conditions for approval of a title exception); or (b) Seller is covenanting to do so as of or before Closing; or (c) Seller will not remove (or meet the conditions of approval of) specified Disapproved Exceptions. Failure to address Disapproved Exceptions in any notice, or failure to give such a notice, shall constitute Seller's statement that it will not remove or otherwise address such Disapproved Exceptions.

          3.2.3 If Seller does not timely remove or covenant to remove (or meet or covenant to meet the conditions of approval of) any Disapproved Exceptions, Buyer shall have the right to terminate this Agreement on or before August 27, 1997 (the "Decision Date"), or to waive its objection to the Disapproved Exceptions in question and proceed to Closing as Buyer's sole and exclusive remedy. Buyer's failure to provide written notice of termination on or before the Decision Date shall constitute Buyer's waiver of its disapproval of the Disapproved Exceptions. In the case of Buyer's waiver (or deemed waiver) of Disapproved Exceptions, Seller shall have no obligation to remove or otherwise address such Disapproved Exception from title and such waived Disapproved Exceptions shall be deemed approved. If Buyer elects to terminate this Agreement, the provisions of Section 3.5 shall apply.

          3.2.4 Except for the Disapproved Exceptions that Seller removes or covenants to remove, the exceptions to title shown by the PTR and any encumbrance arising from the acts or omissions of Buyer are called the "Permitted Exceptions" in this Agreement.

     3.3  Buyer's Review of the Property and Agreements.

          3.3.1 Review of Agreements. Buyer shall have until the Decision Date to review the documents and other materials delivered pursuant to Section 3.1. If on the basis of such review, Buyer determines in its sole and absolute discretion that the Property is not suitable for Buyer's intended use, then on or before the Decision Date, Buyer may deliver written notice to Seller to terminate this Agreement in accordance with Section 3.5 below. Buyer's failure to provide such notice on or before the Decision Date shall constitute Buyer's approval of each document and each other material described in Section 3.1 (which was reviewed or which could have been reviewed).

          3.3.2     Inspection of the Property.

               (a) Nonexclusive License. Seller hereby grants to Buyer and its agents, employees, representatives or contractors (collectively, "Buyer's Agents") a nonexclusive license to enter onto the Property solely for the purpose of conducting Buyer's inspection, tests, studies and feasibility analysis of the Property to determine if the Property is suitable for Buyer's purposes (the "Inspection"). Any Inspection work shall be at the sole cost and expense of Buyer. Seller agrees to reasonably cooperate with Buyer in the conduct of Buyer's Inspection. The license created under this paragraph shall expire on the Decision Date. At least forty-eight (48) hours prior to any entry and Inspection, Buyer shall deliver to Seller notice of its intention to enter the Property to conduct such Inspection and the proposed date and time of such entry (and Buyer may enter only on the dates and at the times contained in such notices, and Seller shall have the right to have one or more of its representatives or agents accompany Buyer and Buyer's Agents at all times while Buyer or Buyer's Agents are on the Property). In addition, Buyer shall have the right to interview tenants of the Property, in which case Buyer shall notify Seller of its desire and Seller shall schedule the interviews and Seller shall have the right to have a representative present at any and all such interviews.

               (b)  Physical Testing.  Notwithstanding the
foregoing, without first obtaining Seller's prior written consent (which shall not be unreasonably withheld or delayed), Buyer shall only conduct a visual inspection, with no right to conduct any boring, sampling or removal of any portion of the Property (collectively, "Physical Testing"). (Without limiting the generality of the foregoing sentence, it is specifically agreed that a Phase II environmental inspection shall constitute "Physical Testing" for purposes of this Agreement.) If Buyer wishes to conduct any Physical Testing of the Property, Buyer shall submit a work plan to Seller for Seller's prior written approval (not to be unreasonably withheld or delayed), which work plan Seller may modify, limit or disapprove in its reasonable discretion. It shall be reasonable for Seller to disapprove a Phase II environmental inspection if there is no Phase I environmental report that sets forth adequate grounds for conducting a Phase II inspection. If Seller approves a work plan, all Physical Testing shall comply strictly with the work plan that has been approved by Seller, and if Seller does not approve a work plan, Buyer shall not conduct any Physical Testing of the Property. If Buyer intends to conduct any Physical Testing, prior to commencing any such Physical Testing, Buyer shall provide Seller with sufficient evidence to show that Buyer and Buyer's Agents who are to enter upon the Property are adequately covered by policies of insurance insuring Buyer and Seller against any and all liability arising out of Buyer's or Buyer's Agents' entry upon and Inspection of the Property, including without limitation any loss or damage to the Property, with coverage in the amount not less than $1,000,000 per occurrence. If Buyer or Buyer's Agents conduct any activities on the Property that are excluded from the definition of "Inspection" (except pursuant to a work plan approved by Seller in accordance with this paragraph), that shall be a material breach of this Agreement and Seller may terminate this Agreement in accordance with the terms of Section 3.6 and keep the Deposit and any interest accrued thereon as liquidated damages pursuant to Section 5.6.

               (c) Indemnification. Buyer hereby agrees to hold harmless, protect, defend and indemnify and hereby releases Seller and its partners, and each of their officers, partners, trustees, directors, employees, contractors, agents, subsidiaries, affiliates and its and their respective successors and assigns ("Indemnitees") and the Property from and against any and all claims, demands, causes of actions, losses, liabilities, liens, encumbrances, costs or expenses (including without limitation reasonable attorneys' fees and litigation costs) to the extent arising out of or resulting from any injuries to persons (including death) or property (real or personal) by reason of the work or activities conducted on the Property by Buyer or Buyer's Agents. The provisions of this paragraph shall not be limited in any way by any other terms of this Agreement, including, but not limited to, Section 5.6 of this Agreement.

               (d)  Condition of the Property.  Except in
connection with the performance of its Inspection, in no event shall Buyer or Buyer's Agents have the right to place any materials or equipment on the Property (including, without limitation, signs or other advertising material) until after the Closing has occurred. Buyer shall, at its sole cost and expense, clean up the Property, in a manner reasonably satisfactory to Seller, after Buyer's or Buyer's Agents' entry thereon so that the Property shall be returned to the same condition that existed prior to Buyer's or Buyer's Agents' entry thereon.

               (e) Copies of Due Diligence Materials. If this Agreement is terminated prior to Closing, Seller shall promptly be provided with a copy of any and all information, materials and data that Buyer and/or Buyer's Agents discover, obtain or generate in connection with or resulting from its Inspection and work under Section 3.3.2 hereof, which information, materials and data shall be confidential "Information" as such term is used in
Section 6.17 below.

               (f) Termination of this Agreement. On or before the Decision Date, Buyer shall have caused the preparation of, obtained, reviewed (or shall have chosen not to have reviewed) and approved, among other things, all reports of investigations of the Property, including such soil, geological, engineering and environmental tests and reports and other inspections of the Property as Buyer shall deem necessary in order to determine whether the Property is suitable for Buyer's intended use, as well as investigated all applicable zoning requirements, federal, state and local laws, ordinances, rules, regulations, permits, licenses, approvals and orders. If, on the basis of the review and the Inspection described in this Section 3.3.2, Buyer determines in its sole and absolute discretion that the Property is not suitable for Buyer's intended use, then on or before the Decision Date, Buyer may terminate this Agreement by providing written notice in accordance with Section 3.5 below. Buyer's failure to provide such written notice on or before the Decision Date shall constitute Buyer's approval of the aforementioned items and of the condition of the Property.

          3.3.3 Estoppel Certificates. Seller shall use all reasonable good faith efforts to obtain from each tenant of the Property an estoppel certificate in the form attached hereto as Exhibit AE@. If Seller has not obtained and delivered to Buyer an estoppel certificate in such form from at least 80% of the current tenants of the Property and from all tenants who rent in excess of 3,000 square feet in the Property on or before the Decision Date, Buyer shall have the right to terminate this Agreement in accordance with Section 3.5 below, or to waive the right to terminate this Agreement based on the failure to deliver such estoppel certificates. If Buyer does waive the right to terminate this Agreement, Seller shall nevertheless continue until the Closing Date to use all reasonable good faith efforts to obtain and deliver to Buyer the remaining estoppel certificates in such form.

     3.4 No Processing. Until the Closing, without obtaining Seller's prior consent (not to be unreasonably withheld or delayed), Buyer shall not make any application to any governmental agency for any permit, approval, license or other entitlement for the Property or the use or development thereof.

     3.5 Buyer's Termination. If Buyer elects to terminate this Agreement in accordance with Sections 3.2, 3.3 or 4.5, then, on or before the Decision Date or later date with respect to 4.5, Buyer shall give Seller and Escrow Holder written notice that Buyer elects to terminate this Agreement. Buyer's failure to provide such notice by the specified deadline shall constitute Buyer's waiver of Buyer's right to terminate this Agreement for reasons for which that deadline applied and a waiver of any condition to Closing relating to such deadline, but not as to the reasons for which a later deadline applies. In the event Buyer elects to terminate this Agreement pursuant to this Section 3.5, Escrow Holder shall return to the depositor thereof any funds and interest thereon accrued while in Escrow and materials previously placed in Escrow and remaining in Escrow; Seller shall return to Buyer any of the Deposit and interest earned thereon while in Escrow to the extent that such sums were released to Seller; Buyer shall pay all title and escrow charges; and neither party shall thereafter have any further rights or obligations under this Agreement unless expressly provided otherwise herein.

     3.6 Seller's Termination. If Seller elects to terminate this Agreement in accordance with Sections 3.3, 6.14 or as a result of a material breach of Buyer's obligations hereunder, then, on or before the Decision Date, or within five (5) business days after the date of such material breach (whichever is applicable), Seller shall give Buyer and Escrow Holder written notice that Seller elects to terminate this Agreement. Seller's failure to provide such notice by the specified deadline shall constitute Seller's waiver of Seller's right to terminate this Agreement for reasons for which that deadline applied and a waiver of any condition to Closing relating to such deadline, but not as to the reasons for which a later deadline applies. In the event Seller elects to terminate this Agreement pursuant to this
Section 3.6, subject to Section 5.6, Escrow Holder shall return to the depositor thereof any funds and interest thereon accrued while in Escrow and materials previously placed in Escrow and remaining in Escrow; subject to Section 5.6, Seller shall return to Buyer any of the Deposit and interest earned thereon while in Escrow to the extent that such sums were released to Seller; if the termination was the result of Buyer's material breach hereunder Buyer shall pay all title and escrow charges, and otherwise Seller shall pay all title and escrow charges; and neither party shall thereafter have any further rights or obligations under this Agreement unless expressly provided otherwise herein.


4.   ADDITIONAL AGREEMENTS OF THE PARTIES

     4.1  Representations and Warranties.

          4.1.1     Buyer's Representations and Warranties.
Buyer hereby represents, warrants and covenants to and agrees with Seller as follows:

               (a) Disclosures. Buyer acknowledges that Seller has delivered to Buyer the documents and materials described in
Section 3.1.2 above, which contain information concerning the condition of the Property. Except as provided in Section 4.1.2 below, Buyer acknowledges and agrees that Seller delivers the material and information described in Section 3.1.2 without representation or warranty as to the accuracy thereof, and Buyer specifically acknowledges and agrees that Seller shall have no liability or responsibility for any inaccuracy thereof. BUYER ACKNOWLEDGES AND UNDERSTANDS THAT THE DELIVERED DOCUMENTS AND OTHER MATERIALS MAY HAVE BEEN PREPARED BY PARTIES OTHER THAN SELLER AND THAT, EXCEPT AS SPECIFICALLY SET FORTH HEREIN, SELLER AND ITS EMPLOYEES, OFFICERS, PARTNERS, AGENTS, BROKERS AND CONTRACTORS MAKE NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AS TO THE COMPLETENESS, CONTENT OR ACCURACY OF THE DELIVERED DOCUMENTS AND OTHER MATERIALS.

               (b) Buyer's Investigation. (i) On or prior to the Decision Date Buyer will have (or will have chosen not to have) fully investigated the Property and all matters pertaining thereto; (ii) except for Seller's representations and warranties that are specifically set forth in this Agreement, Buyer, in entering into this Agreement and in completing its purchase of the Property, is relying entirely on its own investigation of the Property based on its extensive experience in and knowledge of real property in Southern California; and (iii) On or prior to the Decision Date Buyer will be aware (or will have chosen not to be aware) of all zoning regulations, other governmental requirements, reasonably discoverable site and physical conditions, and other matters affecting the use and condition of the Property.

               (c) Disclaimer of Warranties. Buyer is acquiring the Property "AS IS" with all faults and defects. Except as specifically stated in this Agreement, Seller hereby specifically disclaims any representation or warranty, oral or written, including but not limited to those concerning (1) the nature and condition of the Property and the suitability of the Property for any and all activities and uses which Buyer may elect to conduct thereon, (2) the manner, construction, condition and state of repair or lack of repair of any improvements located on the Property, (3) except for any warranties contained in the Deed, the nature and extent of any right-of-way, lease, possession, lien, encumbrance, license, reservation, condition, covenant, restriction or otherwise, and (4) the compliance of the Property or its operation with any laws, rules, ordinances, or regulations of any government or other body, it being specifically understood that before the date hereof Buyer has had a full opportunity to determine for itself the condition of the Property. The sale of the Property as provided for herein is made on an "AS IS" basis, and Buyer expressly acknowledges that, in consideration of the agreements of Seller herein, except as otherwise specified herein, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF QUANTITY, QUALITY, CONDITION, HABITABILITY, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, ANY IMPROVEMENTS, THE PERSONAL PROPERTY, OR SOIL, WATER, AIR OR OTHER ENVIRONMENTAL CONDITIONS. SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST OR PRESENT, EXPRESS OR IMPLIED, CONCERNING THE PROPERTY, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE WARRANTY AS TO TITLE TO BE PROVIDED IN THE DEED TO BE DELIVERED TO BUYER AT CLOSING. BUYER ACKNOWLEDGES THAT BUYER IS PURCHASING THE PROPERTY BASED SOLELY UPON BUYER'S OWN INDEPENDENT INVESTIGATIONS AND FINDINGS AND NOT IN RELIANCE ON ANY INFORMATION PROVIDED BY SELLER OR SELLER'S AGENTS OR CONTRACTORS, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT.

               (d) Formation. Buyer is a limited partnership duly organized and validly existing under the laws of the State of Maryland, and is duly qualified to do business in the State of California.

               (e) Authority. Buyer has the power and authority to own the Property and to consummate the transactions contemplated by this Agreement. This Agreement and all instruments, documents and agreements to be executed by Buyer in connection herewith are or when delivered shall be duly authorized, executed and delivered by Buyer and are valid, binding and enforceable obligations of Buyer. Each individual executing this Agreement on behalf of Buyer represents and warrants to Seller that he or she is duly authorized to do so.

               (f) Consents. Buyer is not required to obtain any consents or approvals to consummate the transactions contemplated in this Agreement.

          4.1.2 Seller's Covenants, Representations and Warranties. As used in this Section 4.1.2, the words "to Seller's actual knowledge" or other words of similar effect shall mean the actual knowledge of the following individuals only without a duty of investigation other than a review of their own files, and shall not mean the knowledge of any other individual
employed by or under contract with Seller:   Becky Galvan - Asset
Manager and Carol Trueman - Property Manager. Seller represents that such individuals are the individuals in Seller's organization who have had in-depth, day-to-day involvement with the ownership and management of the Property and are the individuals who are most likely to have any information relating to the following representations and warranties. Seller hereby represents, warrants and covenants to and agrees with Buyer as follows:

               (a) Insurance. At all times from the date hereof to the Closing or earlier termination of this Agreement, Seller shall cause to be maintained in force, fire and extended coverage insurance on the Property in the same amounts as the insurance coverage on the Property on the date hereof.

               (b) Operation of the Property. At all times from the date hereof to the Closing or earlier termination of this Agreement, Seller shall operate and maintain the Property in substantially the same manner as it is now managed and as if Seller were retaining the Property, use reasonable efforts to maintain the physical condition of the property in its current condition, reasonable and ordinary wear and tear and damage by fire and casualty and condemnation excepted, and use reasonable efforts to perform all obligations to be performed by the landlord under the Leases.

               (c) Removal of Personal Property. From the date hereof until the Closing or earlier termination of this Agreement, Seller shall neither transfer nor remove any Personal Property or fixtures from the Property, except in the ordinary course of business or unless the same are no longer needed for the maintenance and operation of the Property or except for purposes of replacement thereof, in which case such replacements shall be promptly installed prior to Closing and shall be comparable in quality to the items being replaced.

               (d) New Documents. From the date hereof until the Closing or earlier termination of this Agreement, Seller shall not enter into any "New Document" (as defined below) without the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed. "New Document" means (1) any lease, lease extension, lease termination or lease modification affecting the Property, (2) any other document creating or consenting to an additional encumbrance upon the Property, and (3) any contract or agreement that will bind Buyer after the Closing unless the same is terminable on no more than 30 days notice.

               (e) New Restrictive Covenants. From the date hereof until the Closing or earlier termination of this Agreement, Seller will not impose any restrictive covenants or encumbrances (other than tenant leases) on the Property or execute or file any subdivision plat affecting the Property without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

               (f) Formation. Seller is a limited partnership duly organized and validly existing under the laws of the State of Texas, and is duly qualified to do business in the State of California.

               (g)  Authority.  Seller has the power and
authority to own the Property and to consummate the transactions contemplated by this Agreement. This Agreement and all instruments, documents and agreements to be executed by Seller in connection herewith are or when delivered shall be duly authorized, executed and delivered by Seller and are valid, binding and enforceable obligations of Seller. Each individual executing this Agreement on behalf of Seller represents and warrants to Buyer that he or she is duly authorized to do so.

               (h) Consents. Prior to the execution of this Agreement, Seller has obtained all necessary approvals to consummate this Agreement.

               (i)  Contracts.  There are no contracts or
agreements, written or oral, which would bind Buyer, affecting the ownership or operation of the Property, except: (1) those that have been delivered to Buyer pursuant to Section 3.1.2, (2) the Permitted Exceptions, or (3) as permitted under Section
 4.1.2(d) above.

               (j) Proceedings. To Seller's actual knowledge, there are no (i) taking, condemnation, betterment or assessment actions, suits, arbitration, or claims, (ii) attachments, proceedings, or assignments for the benefit of creditors, or
(iii) insolvency, bankruptcy, reorganization or other proceedings, actual or proposed, pending or threatened against Seller and which, individually or in the aggregate, would materially and adversely affect the operation or value of the Property or Seller's ability to perform its obligations under this Agreement.

               (k) Actions Pending. Seller shall notify Buyer promptly of any lawsuits, condemnation proceedings, or governmental action or order affecting the Property. Between the date hereof and the Closing Date, Seller shall comply with all applicable laws, ordinances, rules and regulations of governmental agencies with competent jurisdiction with respect to the Property.

               (l) Commissions. Prior to Closing, Seller shall pay in full all outstanding brokerage commissions relating to the Property or any premises therein.

               (m) Rent Roll. To Seller's actual knowledge, the information set forth in the Rent Roll is true and correct in all material respects as of the date thereof;

               (n)  Service Contracts.  Except as permitted under
Section 4.1.2(d), disclosed to Buyer in writing before the date hereof, or contained in the Delivered Documents, there are no management, service, supply, equipment rental, and similar agreements affecting the Property and which will bind Buyer after the Closing other than the Service Contracts and, to Seller's actual knowledge, the Service Contracts are in full force and effect;

               (o) Operating Statements. To Seller's actual knowledge, the information shown on the Operating Statements is true and correct in all material respects;

               (p) No Defaults. Neither the entry into, nor the performance of, nor the compliance with this Agreement, has resulted or will result in any violation of, or be in conflict with, or invalidate, cancel or make inoperative, or interfere with, or constitute a default under, or result in the creation of a lien, encumbrance or other charge upon the Property pursuant to, any charter, bylaw, partnership agreement, trust agreement, mortgage, deed of trust, contract, indenture, credit agreement, franchise, permit, judgment, decree, order, ordinance, statute, rule, regulation, easement, restriction, or other charge, right, or interest applicable to Seller or to the Property;

               (q)  Service Contracts.   All Service Contracts
relating to the Property can be terminated on thirty (30) days' notice.

               (r)  Post-Closing Financial Records.   As soon as
reasonably practicable following the Closing Date, Seller shall
deliver to Buyer the following:   (a) a final income statement
through the Closing Date, (b) a final cumulative general ledger through the Closing Date, and (c) a final aged delinquency listing, including all security deposits received by Seller.

               (s) Audit Rights. At Buyer's request at any time from and after the date hereof until the date that is one (1) year after the Closing Date, Seller shall, at Buyer's expense, provide to Buyer's designated independent auditor access to the books and records of the Property regarding the period for which Buyer is required to have audited financial statements prepared with respect to the Property as may be required by the Securities and Exchange Commission, to the extent that such books, records and related information are in Seller's possession or control and relate to the period during which Seller held title to the
Property.   Further, Seller agrees to provide to such auditor a
representation letter regarding the books and records of the Property, in substantially the form of Exhibit "D" attached hereto, in connection with the normal course of auditing the Property in accordance with generally accepted auditing standards.

               (t) Management and Listing Agreements. Seller agrees to terminate, at Seller's sole cost and expense, any property management agreement and brokerage leasing agreement effective as of the Closing Date.

               (u) Change in Condition. Seller shall promptly notify Buyer of any material adverse change in any physical or financial condition of the Property or any event or circumstance which makes any representation or warranty of Seller under this Agreement untrue or misleading, or any covenant of Buyer or Seller under this Agreement incapable of being performed, it being understood that Seller's obligation to provide notice to Buyer shall in no way relieve Seller of any liability for a breach by Seller of any of its representations, warranties or covenants under this Agreement.

               (v) Agreements. There are no oral or written agreements or executory agreements whatsoever for the use and occupancy of the Improvements other than the Leases and there are no tenants or occupants of the Property except pursuant to the Leases.

               (w) Hazardous Materials. To Seller's actual knowledge, Seller has delivered to Buyer all environmental reports, studies and other material relating to the potential presence of Hazardous Materials on the Property, and Seller has no actual knowledge of an environmental issue relating to the Property that is not disclosed in such delivered materials.

               (x) Use Permits and Other Approvals. To Seller's actual knowledge, all licenses, permits, approvals and easements and rights of way, including proof of dedication, are all in full force and effect.

               (y) Compliance with Agreements. To Seller's actual knowledge, no default exists under any covenant, restriction or agreement related to or affecting the Property or the Leases, except as previously disclosed to Buyer.

               (z) Leases. Except as stated in this paragraph, there are no uncured monetary defaults (with or without the giving of notice or the passage of time) and, to Seller's actual knowledge, no uncured non-monetary defaults (with or without the giving of notice or the passage of time), or outstanding notices of default or termination under the Leases; Seller, as landlord, has received no written notice from any tenant that Seller is in default or not complying with Seller's obligations, as landlord, under any Lease. Notwithstanding the foregoing, Seller hereby advises Buyer that the State of California (a tenant of the Property) has delivered its rent payments for May, June and July 1997 to the wrong address and is in the process of issuing new checks for such rent payments, and it is anticipated that such rent payments shall be made prior to the Closing Date.

     4.2 Reaffirmation. The representations and warranties of Buyer and Seller set forth in Section 4.1 are true and correct as of the date of this Agreement and shall be true and correct as of the Closing. The Closing shall constitute Buyer's and Seller's reaffirmation of those representations and warranties as of the Closing. Seller shall be entitled to rely upon Buyer's representations and warranties set forth in Sections 4.1.1(b) and
(c), notwithstanding any inspection or investigation of the Property which was made or could have been made by Buyer.

     4.3  Hazardous Material Indemnification.

          4.3.1 Indemnification. If this transaction closes and Buyer acquires title to the Property, Buyer, on behalf of itself, its successors, assigns and successors-in-interest, shall protect, defend, indemnify, hold harmless Indemnitees from and against any and all liabilities, claims, demands, suits, judgments, causes of action (including, but not limited to, causes of action arising under the Comprehensive Environmental
Response Compensation and Liability Act of 1980, 42 U.S.C. 9601 et. seq.), losses, costs, damages, injuries, penalties, enforcement actions, fines, taxes, remedial actions, removal and disposal costs, investigation and remediation costs and expenses (including, without limit, reasonable attorneys' fees, litigation, arbitration and administrative proceeding costs, expert and consultant fees and laboratory costs), sums paid in settlement of claims, whether direct or indirect, known or unknown, arising out of, related in any way to, or resulting from or in connection with, in whole or in part, the presence or suspected presence of Hazardous Materials (defined below) in, on, under, or about the Property, but only to the extent Hazardous
Materials first become present in, on, under, or about the Property on or after the Closing Date.

          4.3.2 Definition. "Hazardous Material(s)" means any chemical, substance, material, controlled substance, object, condition, waste living organisms or combination thereof which is or may be hazardous to human health or safety or to the environment due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytotoxicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, petroleum hydrocarbons and petroleum products, lead, asbestos, radon, polychlorinated biphenyls (PCBs) and all of those chemicals, substances, materials, controlled substances, objects, conditions, wastes, living organisms or combinations thereof which are now or become in the future listed, defined or regulated in any manner by any federal, state or local law based upon, directly or indirectly, such properties or effects.

          4.3.3 No Limitation to Liability. The provisions of this Section 4.3 shall not be limited in any way by any other terms of this Agreement including, but not limited to,
Section 5.6 of this Agreement (Liquidated Damages).

     4.4 Condemnation. If, prior to Closing, any portion of the Property shall be condemned or becomes the subject of any pending or threatened condemnation action, Seller shall promptly notify Buyer thereof. If a material portion of the Property shall be condemned or becomes the subject of any pending or threatened condemnation action, Buyer shall have the right, as its sole and exclusive remedy, to terminate this Agreement in accordance with
Section 3.5. If the portion of the Property condemned or subject of a condemnation action is not material, or if Buyer does not elect to terminate this Agreement, this Agreement shall remain in full force and effect, regardless of such condemnation or threatened or pending action, and if any condemnation award is received by Seller prior to Closing, the amount of such award shall be applied as a credit against the Purchase Price. Any condemnation awards received by Seller on or after Closing shall be promptly delivered by Seller to Buyer.

     4.5 Damage or Destruction. In the event of any damage to or destruction of the Property prior to the Closing, the Closing shall nevertheless occur as otherwise provided for in this Agreement except Seller shall assign to Buyer upon the Closing all insurance proceeds payable to Seller in connection with such occurrences, and the Purchase Price shall be reduced by the deductible amount and any repair costs in excess of such insurance proceeds (in which case the amount by which the Purchase Price is reduced shall be held in escrow and shall be released pursuant to escrow instructions to be mutually acceptable to Buyer and Seller that shall require evidence of satisfactory lien-free completion of repairs prior to release of the funds). Seller shall have no obligation to repair such damage or destruction. If cost to repair such damage or destruction to the Property exceeds ten percent (10%) of the Purchase Price, then Seller shall promptly notify Buyer and within five (5) business days after receipt of such notice, Buyer shall deliver written notice to Seller and Escrow Holder, electing either: (a) to proceed with this transaction and Closing in accordance with this Agreement notwithstanding such damage or destruction; or (b) to terminate this Agreement in accordance with the terms of Section 3.5. Buyer's failure to deliver either of such notices to Seller and Escrow Holder within such five (5) business day period shall constitute Buyer's election to proceed to Closing under clause (a).

     4.6  Indemnity.

          4.6.1 Buyer shall hold harmless, indemnify protect and defend Indemnitees from and against (a) any and all claims, demands, causes of action, loss, liability, liens or encumbrances, other than matters arising from any act, conduct or omission of Indemnitees in any way related to the Property and occurring after the Closing, or in any way related to or arising from any act, conduct, omission, contract or commitment of Buyer and/or Buyer's Agents; (b) any loss or damage to Seller resulting from any inaccuracy in or breach of any representation or warranty of Buyer or resulting from any breach or default by Buyer under this Agreement; and (c) all costs and expenses, including reasonable attorneys' fees, related to any actions, suits or judgments incident to any of the foregoing.

          4.6.2 Seller shall hold harmless, indemnify protect and defend Buyer and its partners, and each of their officers, trustees, directors, employees, contractors, agents, subsidiaries, affiliates and its and their respective successors and assigns ("Buyer's Indemnitees") from and against (a) any and all claims, demands, causes of action, loss, liability, liens or encumbrances, other than matters arising from any act, conduct or omission of Buyer's Indemnitees in any way related to the Property and occurring prior to the Closing, or in any way related to or arising from any act, conduct, omission, contract or commitment of Seller and/or its agents, employees, representatives or contractors; (b) any loss or damage to Buyer resulting from any inaccuracy in or breach of any representation or warranty of Seller or resulting from any breach or default by Seller under this Agreement; and (c) all costs and expenses, including reasonable attorneys' fees, related to any actions, suits or judgments incident to any of the foregoing.

5.   CLOSING

     5.1  Deposits Into Escrow.

          5.1.1 At least one (1) business day prior to the Closing Date, Seller shall deposit into Escrow:

               (a) A grant deed conveying the Property to Buyer (the "Deed") on the Title Company's form, subject to the following (collectively, the "Permitted Exceptions"): (i) the Permitted Exceptions, (ii) installments of general and special real property taxes and assessments not then delinquent, and
(iii) any encumbrance arising from the acts or omissions of Buyer.

               (b) An affidavit or qualifying statement which satisfies the requirements of Section 1445 of the Internal
Revenue Code of 1986, as amended, and the regulations thereunder
(the "Non-Foreign Affidavit").

               (c) A Withholding Exemption Certificate, Form 590, or in the event that the Seller is a non-California resident, a certificate issued by the California Franchise Tax Board, pursuant to the Revenue and Taxation Code Sections 18805 and 26131, stating either the amount of withholding required from Seller's proceeds or that Seller is exempt from such withholding requirement (the "Withholding Certificate");

               (d) A counterpart original of a Bill of Sale (the "Bill of Sale"), duly executed by Seller, assigning and conveying to Buyer all of Seller's right, title and interest in and to the Personal Property. The Bill of Sale shall be substantially in the form of, and upon the terms contained in, Exhibit "B" attached hereto and incorporated herein.

               (e) A counterpart original of an Assignment and Assumption Agreement (the "Assignment and Assumption Agreement") duly executed by Seller assigning all of Seller's right, title and interest in and to the Surviving Contracts. The Assignment and Assumption Agreement shall be substantially in the form of, and upon the terms contained in, Exhibit "C" attached hereto and incorporated herein.

               (f) Written notices addressed to all tenants of the Property informing them of the sale of the Property and the name and address of the new owner (the "Tenant Notices").

          5.1.2 At least one (1) business day prior to the Closing Date, Buyer shall deposit into Escrow:

               (a)  Funds in accordance with the provisions of
Section 1.3.2.

               (b) A counterpart original of the Bill of Sale duly executed by Buyer.

               (c) A counterpart original of the Assignment and Assumption Agreement duly executed by Buyer and assuming all of Seller's obligations under the Surviving Contracts.

          5.1.3 Seller and Buyer shall each deposit such other instruments and funds as are reasonably required by Escrow
Holder or otherwise required to close Escrow and consummate the sale of the Property in accordance with the terms of this Agreement.

     5.2 Prorations. The following prorations shall be made as of 12:01 a.m. on the day the Closing occurs on the basis of a 365-day year. At least two (2) business days prior to the Closing Date, Escrow Holder shall deliver to Seller and Buyer a tentative proration schedule setting forth a preliminary determination.

          5.2.1 Rentals, prepaid rentals and prepaid payments (and all accrued interest thereon, if any) (collectively, "Rent") shall be prorated on the basis that Buyer shall receive a credit for all Rent which Seller has actually received before the Closing which is allocable to the period after the Closing and for all security deposits held by Seller. Buyer shall not receive a credit for any Rent Seller has not received as of the Closing which is allocable to the period prior to the Closing.
If Buyer shall collect any such Rent after the Closing, Buyer shall promptly pay the same to Seller (provided that all rent collected by Buyer after Closing shall be first applied to unpaid rent accruing after the Closing Date).

          5.2.2 Real estate taxes and assessments shall be prorated as of the Closing on the basis of the most recent tax statement for the Property.

          5.2.3 Any adjustments or prorations not finally determined or agreed upon as of the Closing Date shall be paid by Buyer to Seller, or by Seller to Buyer, as the case may be, from time to time in cash as soon as practicable following the receipt or determination of the information necessary to make the adjustments after the Closing Date.

          5.2.4 Without limiting the generality of Section 5.2.3, after the adjustments with tenants under the Leases at the end of the calendar year in which the Closing occurs (or other applicable period) for taxes, assessments, maintenance charges and operating expenses (collectively, "CAM Charges"), Buyer shall prepare and present to Seller a calculation of the re-proration of taxes, assessments, CAM Charges and those operating expenses to which the CAM Charges relate, based on the actual amount of such items charged to or received by the parties for the year or other applicable fiscal period. The parties shall make the appropriate adjusting payment between them within thirty (30) days after presentment to Seller of Buyer's calculation. In addition, Seller shall provide Buyer with a credit for any unpaid tenant improvement expenses that are the landlord's obligation under Leases (other than New Documents and other than the $38,200 tenant improvement expense under the Lease with the University of Phoenix), and a credit for any free rent granted to tenants under Leases other than New Documents (other than the one month of free rent granted to the University of Phoenix for the month of March
2000). Seller represents to Buyer that Seller shall not dissolve or otherwise cease conducting business within one year after Closing and shall maintain sufficient assets to enable it to reasonably comply with its obligations under this paragraph and satisfy its other indemnification obligations under this Agreement.

          5.2.5 For a period of twelve (12) months following the Closing Date, Buyer and Buyer's successors and assigns shall make available to Seller, and Seller shall make available to Buyer and Buyer's successors and assigns, and their respective employees, agents and representatives, all books and records maintained with respect to the Property which relate to any of the items to be prorated or allocated under this Agreement in connection with the Closing, which books and records shall be made available for inspection and copying upon reasonable notice during ordinary business hours. Any such inspection shall be at reasonable intervals and at the inspecting party's sole cost and expense.

     5.3  Payment of Closing Costs.

          5.3.1 Closing Costs Borne by Seller. Seller shall bear and Escrow Holder shall discharge on Seller's behalf out of the sums payable to Seller hereunder the portion of the costs associated with the standard coverage premium for the "Owner's Policy" (defined below), equal to the premium on a CLTA owner's policy of title insurance in the amount of the Purchase Price, the documentary transfer tax and all sales and use taxes required in connection with the transfer of the Property to Buyer, the sums necessary to obtain and the cost of recording any reconveyance required hereby, one-half of Escrow Holder's fee, and any additional costs and charges customarily charged to sellers in accordance with common escrow practices in Southern California.

          5.3.2 Closing Costs Borne by Buyer. Buyer shall deposit with Escrow Holder for disbursement by Escrow Holder one-half of Escrow Holder's fee, all costs and expenses of the Owner's Policy in excess of the premium to be borne by Seller (including, without limitation, any additional premium charged for any extended coverage policy or endorsements requested by Buyer and the cost of any survey which may be required by the Title Company in connection therewith), the recording fees required in connection with the transfer of the Property to Buyer, and any additional charges customarily charged to buyers in accordance with common escrow practices in Southern California.

     5.4  Closing of Escrow.

          5.4.1 Escrow Holder shall hold the Closing on the Closing Date if: (i) it has received in a timely manner all the funds and materials required to be delivered into Escrow by Buyer and Seller; and (ii) it has received assurances satisfactory to it that, effective as of the Closing, the Title Company will issue to Buyer its standard coverage title insurance policy in the amount of the Purchase Price, insuring Buyer as the owner of the Property, subject only to the Permitted Exceptions other than any encumbrance created by an act or omission of Buyer (the "Owner's Policy").

          5.4.2     To Close the Escrow, Escrow Holder shall:

               (a) Cause the Deed to be recorded and thereafter mailed to Buyer, and deliver the Owner's Policy, Bill of Sale, Assignment and Assumption Agreement, Non-Foreign Affidavit and
Withholding Certificate to Buyer;

               (b)  Deliver to Seller the Bill of Sale, the
Assignment and Assumption Agreement and by wire transfer of federal funds, funds in the amount of the Purchase Price, plus or less any net debit or credit to Seller by reason of the prorations and allocations of closing costs provided for in this Agreement;

               (c)  Cause the Title Company to issue the Owner=s
Policy to Buyer; and

               (d) Mail the Tenant Notices to all tenants of the Property.

          5.4.3 Pursuant to Section 6045 of the Internal Revenue Code, Escrow Holder shall be designated the closing agent hereunder and shall be solely responsible for complying with the tax reform act of 1986 with regard to reporting all settlement information to the Internal Revenue Service.

     5.5 Failure to Close; Cancellation. If the Escrow Holder is not in a position to Close the Escrow on the Closing Date, then, except as provided in Section 5.6, Escrow Holder shall return to the depositor thereof any funds or other materials previously placed in Escrow. No such return shall relieve either party of liability for any failure to comply with the terms of this Agreement.

     5.6 LIQUIDATED DAMAGES. BUYER AND SELLER AGREE THAT IN THE EVENT OF A MATERIAL DEFAULT OR BREACH HEREUNDER BY BUYER, THE DAMAGES TO SELLER WOULD BE EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN, AND THAT THEREFORE, IN THE EVENT OF A MATERIAL DEFAULT OR BREACH HEREUNDER BY BUYER, A SUM IN THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES TO SELLER, SUCH DAMAGES INCLUDING COSTS OF NEGOTIATING AND DRAFTING OF THIS AGREEMENT, COSTS OF COOPERATING IN SATISFYING CONDITIONS TO CLOSING, COSTS OF SEEKING ANOTHER BUYER UPON BUYER'S DEFAULT, OPPORTUNITY COSTS IN KEEPING THE PROPERTY OUT OF THE MARKETPLACE, AND OTHER COSTS INCURRED IN CONNECTION HEREWITH. ACCORDINGLY, BUYER AND SELLER AGREE THAT, EXCEPT FOR ANY DAMAGES, COSTS AND EXPENSES INCURRED IN CONNECTION WITH OR RESULTING FROM BUYER'S DEFAULT, OR BREACH OF ITS OBLIGATIONS, UNDER SECTIONS 6.13 AND
6.17 BELOW, RECEIPT AND RETENTION OF THE SPECIFIED SUM SHALL BE THE SOLE DAMAGES OF SELLER IN THE EVENT OF ANY BREACH OR DEFAULT BY BUYER HEREUNDER.

   Initials of Buyer:                      Initials of Seller:
    /s/ VJC                                 /s/ MJR



     5.7 BUYER'S REMEDIES. IN THE EVENT THAT SELLER SHALL FAIL TO CONSUMMATE THIS AGREEMENT FOR ANY REASON, EXCEPT BUYER'S DEFAULT OR A TERMINATION OF THIS AGREEMENT BY BUYER OR SELLER PURSUANT TO A RIGHT TO DO SO UNDER THE PROVISIONS OF THIS AGREEMENT, BUYER SHALL HAVE THE FOLLOWING REMEDIES, WHICH SHALL BE BUYER'S SOLE AND EXCLUSIVE REMEDIES BASED UPON A DEFAULT BY SELLER. SUCH REMEDIES SHALL NOT BE CUMULATIVE, MEANING BUYER MAY EXERCISE ONE (1) BUT NOT BOTH OF SUCH REMEDIES. BUYER SHALL DELIVER TO SELLER AND ESCROW HOLDER NOTICE OF ITS ELECTION OF REMEDIES WITHIN TWO (2) DAYS AFTER SELLER'S DEFAULT. THE SOLE REMEDIES AVAILABLE TO BUYER ARE AS FOLLOWS:

          (A) BUYER MAY TERMINATE THIS AGREEMENT, IN WHICH CASE ESCROW HOLDER SHALL IMMEDIATELY RETURN THE DEPOSIT, TOGETHER WITH ANY INTEREST EARNED THEREON, TO BUYER UPON EXECUTION OF CANCELLATION INSTRUCTIONS BY BUYER, AND SELLER SHALL PAY ANY ESCROW CANCELLATION CHARGES. IN ADDITION, BUYER SHALL HAVE THE RIGHT TO PURSUE AN ACTION AGAINST SELLER FOR ALL ACTUAL OUT-OF-POCKET (BUT NOT CONSEQUENTIAL) DAMAGES SUFFERED BY BUYER; OR

          (B)  BUYER MAY BRING AN ACTION FOR SPECIFIC PERFORMANCE
AGAINST SELLER WITH RESPECT TO THIS AGREEMENT BUT ONLY UNDER THE
FOLLOWING CONDITIONS AND CIRCUMSTANCES:

               (1)  BUYER SHALL HAVE FULLY PERFORMED ALL
OBLIGATIONS OF BUYER UNDER THIS AGREEMENT, EXCEPT THAT WITH RESPECT TO DEPOSITING THE BALANCE OF THE PURCHASE PRICE, BUYER SHALL HAVE EVIDENCED TO SELLER'S REASONABLE SATISFACTION THAT BUYER IS READY, WILLING AND ABLE TO TIMELY DEPOSIT SAID FUNDS IN ESCROW;

               (2)  THE ACTION SHALL BE COMMENCED, AND SERVICE OF
PROCESS UPON SELLER MADE, NOT LATER THAN THIRTY (30) DAYS AFTER
SELLER'S DEFAULT; AND

               (3) ALL OF THE ISSUES IN SUCH ACTION, WETHER OF FACT OR LAW, SHALL BE HEARD BY A REFERENCE PROCEEDING PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638, ET SEQ. WITHIN TEN (10) DAYS FOLLOWING THE COMMENCEMENT OF ANY SUCH ACTION, THE PARTIES SHALL MAKE APPLICATION TO THE COURT IN WHICH THE ACTION IS PENDING FOR THE APPOINTMENT OF A RETIRED SUPERIOR COURT JUDGE OR COURT OF APPEAL JUSTICE FROM THE THEN CURRENT LIST OF RETIRED JUDGES AVAILABLE TO SERVE AS REFEREES IN THE COUNTY IN WHICH SUCH ACTION IS COMMENCED TO SERVE AS THE REFEREE. THE REFEREE CHOSEN SHALL BE DEEMED QUALIFIED ONLY IF HE IS WILLING TO AGREE TO HEAR THE SUBJECT ACTION WITHIN TWENTY (20) DAYS FOLLOWING THE DATE OF APPLICATION TO THE COURT, TO HEAR THE SUBJECT ACTION ON CONSECUTIVE DAYS AND TO RENDER A DECISION WITHIN A FURTHER FIFTEEN (15) DAY PERIOD. THE PARTIES SHALL ADVANCE, IN EQUAL SHARES, THE FEES AND EXPENSES OF THE REFEREE SELECTED PURSUANT TO THIS PROVISION, BUT THE LOSING PARTY IN ANY SUCH ACTION SHALL REIMBURSE THE PREVAILING PARTY FOR ANY AND ALL FEES AND EXPENSES PREVIOUSLY ADVANCED BY SUCH PREVAILING PARTY FOR THE REFEREE.

Initials of Buyer:                 Initials of Seller:
 /s/ VJC                             /s/ MJR

     5.8  Possession.   Possession of the Property, originals of
all Leases and the Surviving Contracts, shall be delivered to Buyer upon Closing.

     5.9 Conditions Precedent/Concurrent to Closing. Buyer shall not be required to close the transaction provided for under this Agreement, unless and until each and every one of the following conditions has been fulfilled:

          5.9.1 Representations, Warranties and Covenants of Seller. Seller shall have duly and timely performed each and every covenant to be performed by Seller under this Agreement and the representations and warranties set forth in this Agreement shall be true and correct as of the Closing in all material respects.

          5.9.2 Seller's Deliveries. Seller shall have duly and timely delivered or made available to Buyer all of the items described in Section 5.1.1 of this Agreement.

          5.9.3 No Material Changes. At the Closing, there will be no material adverse changes in the physical or financial condition of the Property which occurred after the Decision Date.


6.   GENERAL PROVISIONS

     6.1 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

     6.2 Entire Agreement. This Agreement contains the entire integrated agreement between the parties respecting the subject matter of this Agreement and supersedes all prior understandings and agreements, whether oral or in writing, between the parties respecting the subject matter of this Agreement. There are no representations, agreements, arrangements or understandings, oral or in writing, between or among the parties to this Agreement relating to the subject matter of this Agreement which are not fully expressed in this Agreement. The terms of this Agreement are intended by the parties as a final expression of their agreement with respect to those terms and they may not be contradicted by evidence of any prior agreement or of any contemporaneous agreement. The parties further intend that this Agreement constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Agreement.

     6.3 Legal Advice; Neutral Interpretation; Headings. Each party has received independent legal advice from its attorneys with respect to the advisability of executing this Agreement and the meaning of the provisions hereof. The provisions of this Agreement shall be construed as to their fair meaning, and not for or against any party based upon any attribution to such party as the source of the language in question. Headings used in this Agreement are for convenience of reference only and shall not be used in construing this Agreement.

     6.4 Choice of Law. This Agreement shall be governed by the laws of the State of California.

     6.5 Severability. If any term, covenant, condition or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, covenants, conditions or provisions of this Agreement, or the application thereof to any person or circumstance, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

     6.6 Waiver of Covenants, Conditions or Remedies. The waiver by one party of the performance of any covenant, condition or promise under this Agreement shall not invalidate this Agreement nor shall it be considered a waiver by it of any other covenant, condition or promise under this Agreement. The waiver by either or both parties of the time for performing any act under this Agreement shall not constitute a waiver of the time for performing any other act or an identical act required to be performed at a later time. The exercise of any remedy provided in this Agreement shall not be a waiver of any consistent remedy provided by law, and the provision in this Agreement for any remedy shall not exclude other consistent remedies unless they are expressly excluded.

     6.7 Exhibits. All exhibits to which reference is made in this Agreement are deemed incorporated in this Agreement, whether or not actually attached.

     6.8 Amendment. This Agreement may be amended at any time by the written agreement of Buyer and Seller. All amendments, changes, revisions and discharges of this Agreement, in whole or in part, and from time to time, shall be binding upon the parties despite any lack of legal consideration, so long as the same shall be in writing and executed by the parties hereto.

     6.9 Relationship of Parties. The parties agree that their relationship is that of seller and buyer, and that nothing contained herein shall constitute either party the agent or legal representative of the other for any purpose whatsoever, nor shall this Agreement be deemed to create any form of business organization between the parties hereto, nor is either party granted any right or authority to assume or create any obligation or responsibility on behalf of the other party, nor shall either party be in any way liable for any debt of the other.

     6.10 No Third Party Benefit. This Agreement is intended to benefit only the parties hereto and no other person or entity has or shall acquire any rights hereunder.

     6.11 Time of the Essence. Time shall be of the essence as to all dates and times of performance, whether contained herein or contained in any escrow instructions to be executed pursuant to this Agreement, and all escrow instructions shall contain a provision to this effect.

     6.12 Further Acts. Each party agrees to perform any further acts and to execute, acknowledge and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

     6.13 Recordation; Actions to Clear Title. Buyer shall not record this Agreement, any memorandum of this Agreement, any assignment of this Agreement or any other document which would cause a cloud on the title to the Property.

     6.14 Assignment. Except as stated in the preceding sentence, Buyer shall not assign Buyer's rights or delegate its obligations hereunder without the prior written consent of Seller in each instance, which consent Seller may withhold in Seller's reasonable discretion. If Buyer assigns its rights or delegates its obligations hereunder in violation of this Section, Seller shall have the right to terminate this Agreement pursuant to
Section 3.6 above. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties to this Agreement.

     6.15 Attorneys' Fees. In the event of any litigation involving the parties to this Agreement to enforce any provision of this Agreement, to enforce any remedy available upon default under this Agreement, or seeking a declaration of the rights of either party under this Agreement, the prevailing party shall be entitled to recover from the other such attorneys' fees and costs as may be reasonably incurred, including the costs of reasonable investigation, preparation and professional or expert consultation incurred by reason of such litigation. All other attorneys' fees and costs relating to this Agreement and the transactions contemplated hereby shall be borne by the party incurring the same.

     6.16 Brokers. Buyer and Seller each represent and warrant to the other that (a) they have not dealt with any brokers or finders in connection with the purchase and sale of the Property except for a commission payable by Seller to The Seeley Companies pursuant to separate agreement, and (b) insofar as such party knows, no other broker or other person is entitled to any commission or finder's fee in connection with the purchase and sale of the Property. Seller and Buyer each agree to indemnify and hold harmless the other against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage fee, commission or finder's fee which is payable or alleged to be payable to any broker or finder (including The Seeley Companies) because of any agreement, act, omission or statement of the indemnifying party.

     6.17 Confidentiality. Pursuant to the terms of this Agreement, Seller shall furnish to Buyer certain information concerning the condition, development or value of the Property (the "Information") which is either confidential, proprietary or otherwise not available to the public. Any information furnished to Buyer by a director, officer, employee, agent, contractor or representative of Seller shall be deemed for purposes of this Agreement to have been Information furnished by Seller. As a condition to Seller furnishing the Information, Buyer hereby represents, warrants and agrees that without the prior written consent of Seller, which consent may be withheld in Seller's sole and absolute discretion, Buyer will: (a) Keep the Information used by Buyer confidential, except information which is in the public domain or which Buyer may have received from sources other than Seller, and the Information will not be used other than in connection with the Buyer's Investigation of the Property; (b) Use the same efforts that Buyer would use to safeguard its own confidential or proprietary information to safeguard the Information from unauthorized disclosure; (c) Not disclose to any person (i) that the Information has been made available to Buyer,
(ii) that Buyer has inspected any portion of the Information,
(iii) that discussions with respect to the sale of the Property are taking place (and Seller also agrees to keep confidential the fact that such discussions are taking place), or (iv) any other facts with respect to such discussions, including the status thereof. Notwithstanding the foregoing, Buyer shall have the right to disclose Information to: (A) its attorneys, accountants, employees, agents and contractors who are assisting Buyer in its inspection and purchase of the Property, in which case Buyer shall require such recipients of the Information to likewise maintain the confidentiality of the Information in accordance with this paragraph; (B) any person or entity to whom a court of competent jurisdiction has required the Buyer to disclose Information; and (C) any person or entity to whom a government agency in the proper exercise of its jurisdiction over the Property has required the Buyer to disclose Information, provided, however, that before disclosing Information as required by any such government agency, the Buyer shall give reasonable advance written notice to the Seller to allow the Seller to oppose such disclosure if it so desires. Buyer shall indemnify Seller from and against any and all claims, demands, causes of action, loss, damage or liability resulting from, arising out of or in connection with Buyer's breach of its obligations under this Section 6.17. Upon Seller's request, upon termination of this Agreement, Buyer agrees to return to Seller all information furnished to Buyer by Seller in connection with the Property, including without limitation internally generated rent rolls, without retaining any copies thereof.

     6.18 Manner of Giving Notice. All notices and demands which either party is required or desires to give to the other shall be given in writing by personal delivery, express courier service or by telecopy followed by next day delivery of a hard copy to the address or telecopy number set forth below for the respective party, provided that if any party gives notice of a change of name, address or telecopy number notices to that party shall thereafter be given as demanded in that notice. All notices and demands so given shall be effective upon receipt by the party to whom notice or a demand is being given.

To Seller:                         With Copies To:

Frontier II Properties             Lamb & Baute
   Limited Partnership             601 South Figueroa
c/o Sarofim Realty Advisors        Street, Suite 4100
8201 Preston Road, Suite 300       Los Angeles, California 90017
Dallas, Texas 75231                Telephone:  (213) 630-5000
Telephone:  (214) 692-4200         Telecopier: (213) 683-1225
Telecopier:  (214) 692-4201        Attn:  Kevin J. Lamb
Attn:  Ms. Becky Galvan

To Buyer:                          With Copies To:

Arden Realty Limited Partnership   Jeffer, Mangels, Butler & Marmaro
9100 Wilshire Boulevard,           2121 Avenue of the Stars
Suite 700, East Tower              10th Floor
Beverly Hills, California 90212    Los Angeles, California 90067
Telephone: (310) 271-8600          Telephone:  (310) 785-5314
Telecopier: (310) 274-6218         Telecopier:  (310) 203-0567
Attn: Mr. Victor J. Coleman        Attn:  Scott M. Kalt, Esq.


     6.19 Survival. The provisions of Sections 3.7 (Access to Property), 4.3 (Hazardous Material Indemnification and Waiver),
4.4 (Condemnation), 4.5 (Damage or Destruction), 4.6 (Indemnity),
5.3 (Payment of Closing Costs), 5.6 (Liquidated Damages),
5.7 (Buyer's Remedies), 5.8 (Possession) and Article 6 (General Provisions) shall survive the Closing and the consummation of the transactions contemplated by this Agreement or the termination of this Agreement for any reason without the conveyance of the Property to Buyer. The provisions of Sections 4.1.1 (Buyer's Representations and Warranties), 4.1.2 (Seller's Representations and Warranties), 4.2 (Reaffirmation), and 5.2 (Prorations), shall survive only if this Agreement Closes and then only for a period of one (1) year following the Closing Date.

     6.20 Acceptance of Offer. This Agreement constitutes an offer by Seller to sell the Property to Buyer on the terms and conditions set forth herein. Unless sooner terminated or withdrawn by notice in writing to Buyer, this offer shall expire at 12:00 noon Los Angeles time on August 11, 1997.

               [Signatures on the following page]

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

   "BUYER":            ARDEN REALTY LIMITED PARTNERSHIP,
                        a Maryland limited partnership

                        By:ARDEN REALTY, INC.,
                            a Maryland corporation,
                             its General Partner



                            By: /s/ Victor J. Coleman
                            Name: Victor J.Coleman
                            Title: President and COO

   "SELLER":           FRONTIER II PROPERTIES LIMITED
                        PARTNERSHIP, a Texas limited partnership

                        By:Frontier Holdings, L.L.C.,
                            a Texas limited liability company,
                            its General Partner

                            By:Frontier Equity Partners II,
                               Ltd., a Texas liability
                               partnership, a Member

                               By:TCV #2 GP Holdings Limited
                                   Partnership, a Texas limited
                                   partnership, its General
                                   Partner

                                   By:Sarofim Realty Advisors
                                      Co., a Texas corporation,
                                      as Agent and Attorney-In-
                                      Fact


                                      By:/s/ Michael J. Rono
                                      Name: Michael J. Rono
                                      Title: Vice President